Free Writing Prospectus
Filed Pursuant to Rule 433
Dated April 21, 2010
Registration Statement No. 333-143316-11

LEADS: JPM/MS/RBS   CO-MGRS: CREDITAG/RBC/SCOTIA  S/G: LOOP/CASTLE          **ALL POT**

CL	SIZE MM	WAL	S/F	LGL	Pxg	%	Coup	PX
A1	285.000	0.31	A-1+/F1+	05/15/11	IL+4	0.38364	0.38364	100.0000
A2	203.800	0.99	AAA/AAA	09/15/12	EDSF+15	0.727	0.72	99.99419
A3	382.000	1.99	AAA/AAA	06/15/14	EDSF+15	1.333	1.32	99.98174
A4	144.600	3.32	AAA/AAA	06/15/15	IS+25	2.168	2.15	99.97360
B	32.050	4.12	AA/AA	11/15/15	IS+65	2.956	2.93	99.96919
C	21.400	4.21	A/A	03/15/16	IS+90	3.242	3.22	99.99884
D	21.400	4.21	BBB/BBB	10/15/16	IS+175	4.092	4.05	99.97096

PRICING SPEED:	1.3% ABS	CLEAN-UP CALL:	5%
EXPECTED PRICE:	Pxd	EXPECTED SETTLE:	04/28/10
CUSIPS:	A1 - 34529LAA2, A2 - 34529LAC8, A3 - 34529LAD6, A4 - 34529LAE4, B - 34529LAF1, C - 34529LAG9, D - 34529LAH7
OFFERING TYPE:	A1 (144A), A2/A3/A4/B/C/D (PUBLIC)
B&D:	JPMorgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.